UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2014

COVISINT CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number: 001-36088

Michigan (State or other jurisdiction of incorporation or organization)	26-2318591 (I.R.S. Employer Identification No.)
One Campus Martius, Suite 700 Detroit, Michigan (Address of Principal Executive Offices)	48226-5099 (Zip Code)
Registrant’s telephone number, including area code (313) 961-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01: Other Events

On October 10, 2014, Covisint Corporation (“Covisint”) issued a press release announcing that the board of directors of its parent, Compuware Corporation (“Compuware”), has approved a distribution of all of Compuware’s equity interest in Covisint to the shareholders of Compuware common stock and holders of restricted stock units relating to Compuware common stock (“RSUs”) and has determined the approximate distribution ratio, record date and distribution date for the spin-off. The Compuware board of directors authorized the distribution of Compuware’s shares of Covisint common stock (31,384,920 shares as of the date of the press release) on October 31, 2014, the distribution date, as a pro rata dividend on shares of Compuware common stock, and on shares of Compuware common stock deliverable under, RSUs, outstanding at the close of business on the record date of October 20, 2014. Based on the number of Compuware shares outstanding and shares deliverable under RSUs as of October 8, 2014, holders of Compuware common stock are expected to receive approximately 0.1402 shares of Covisint common stock in the distribution with respect to each outstanding share of Compuware common stock they own at the close of business on the record date, and holders of RSUs are expected to receive approximately 0.1402 shares of Covisint common stock in the distribution with respect to each share of Compuware common stock deliverable under the RSUs they hold at the close of business on the record date. The actual distribution ratio for the Covisint common stock to be distributed per share of Compuware common stock and per RSU will be determined based on the actual number of shares of Compuware common stock outstanding on the record date and shares deliverable under RSUs outstanding on the record date.

A copy of the press release announcing the approval of the distribution, the distribution date, the record date and the approximate distribution ratio is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits.

99.1     Press Release, dated October 10, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVISINT CORPORATION

Date:	October 10, 2014	By:	/s/ ENRICO DIGIROLAMO
		Name:	Enrico Digirolamo
		Title:	Chief Financial Officer